                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                            SUNHAWK.COM CORPORATION
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   867378 104
                                 (CUSIP Number)

                                  May 17, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

        [ ]  Rule 13d-1(b)
        [ ]  Rule 13d-1(c)
        [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.: 867378104
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
               Brent R. Mills

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ---------------------
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

               State of Washington
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                                5       SOLE VOTING POWER
         NUMBER OF SHARES                      0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           6       SHARED VOTING POWER
               EACH                            0
             REPORTING          ------------------------------------------------
              PERSON            7       SOLE DISPOSITIVE POWER
               WITH                            0
                                ------------------------------------------------
                                8       SHARED DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.: 867378104
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
               Judy E. McOstrich

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ---------------------
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
               State of Washington
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
         NUMBER OF SHARES                      0
           BENEFICIALLY         ------------------------------------------------
             OWNED BY           6       SHARED VOTING POWER
               EACH                            0
             REPORTING          ------------------------------------------------
              PERSON            7       SOLE DISPOSITIVE POWER
               WITH                            0
                                ------------------------------------------------
                                8       SHARED DISPOSITIVE POWER
                                               0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
               IN
--------------------------------------------------------------------------------

Item 1.

        (a)     Name of Issuer: Sunhawk.com Corporation (the "Issuer").

        (b) Address of principal executive offices of the Issuer: 223 Taylor Avenue North, Suite 200, Seattle, Washington 98109-5017.

Item 2.
         (a) Name of Person Filing: Brent R. Mills and Judy E. McOstrich, husband and wife.

         (b) Address of Principal Business Office: The business address of the reporting persons is 809 Lake Washington Blvd. South, Seattle, WA 98144.

         (c)    Citizenship:  Mr. Mills and Ms. McOstrich are Canadian citizens.

         (d)    Title of Class of Securities: Common Stock, No Par Value.

         (e)    CUSIP Number: 867378104.

Item 3.  Not Applicable.

Item 4.  Ownership.

         (a)   Amount beneficially owned: 0.

         (b)   Percent of class: 0%.

         (c)   Number of shares as to which the person has:
               (i)    Sole power to vote or to direct the vote 0.
               (ii)   Shared power to vote or to direct the vote 0.
               (iii)  Sole power to dispose or to direct the disposition of 0.
               (iv)   Shared power to dispose or to direct the disposition of 0.

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable.

Item 8.  Identification and Classification of Members of the Group: Not
         Applicable.

Item 9.  Notice of Dissolution of a Group:  Not Applicable.

Item 10. Certification: Not Applicable.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  May 25, 2001
                                  Date

                                  /s/ Brent R. Mills
                                  -----------------------
                                  Signature

                                  Brent R. Mills
                                  -----------------------
                                  Name

                                  /s/ Judy E. McOstrich
                                  -----------------------
                                  Signature

                                  Judy E. McOstrich
                                  -----------------------
                                  Name

                             JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

                                  May 25, 2001
                                  Date

                                  /s/ Brent R. Mills
                                  -----------------------
                                  Signature

                                  Brent R. Mills
                                  -----------------------
                                  Name

                                  /s/ Judy E. McOstrich
                                  -----------------------
                                  Signature

                                  Judy E. McOstrich
                                  -----------------------
                                  Name